Exhibit 4.12

TERMINATION AGREEMENT

May 12, 2020

Reference is hereby made to that certain Registration Rights Agreement, dated as of December 30, 2013 (as amended from time to time, the “Registration Rights Agreement”), by and among Paycom Software, Inc., Paycom Payroll, LLC, Welsh, Carson, Anderson & Stowe X, L.P., WCAS Management Corporation, WCAS Capital Partners IV, L.P., WCAS Paycom Holdings, Inc., each of the Persons listed on the signature pages attached to the Registration Rights Agreement and each other Person who executed a joinder thereto. Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Registration Rights Agreement.

WHEREAS, pursuant to Section 11(k) of the Registration Rights Agreement, the Registration Rights Agreement may be terminated by a written agreement signed by the Company and the Holders of not less than a majority of the Registrable Securities; and

WHEREAS, the Company and the undersigned Holders desire to terminate the Registration Rights Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the undersigned, being the Holders of not less than a majority of the Registrable Securities, agree as follows:

1.Termination. Pursuant to Section 11(k) of the Registration Rights Agreement, the Registration Rights Agreement and all obligations, duties and rights thereunder of all parties thereto are hereby terminated, effective as of the date first written above; provided, that the provisions of Section 7 of the Registration Rights Agreement shall survive this termination.

2.Miscellaneous.

a.Entire Agreement. This Termination Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

b.Successors and Assigns. All covenants and agreements in this Termination Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

c.Severability. Whenever possible, each provision of this Termination Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Termination Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Termination Agreement.

d.Counterparts. This Termination Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Termination Agreement.

e.GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS TERMINATION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE

STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAWS OR CONFLICT OF LAWS PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the undersigned have executed this Termination Agreement as of the date first above written.

Paycom Software, Inc.

By: /s/ Chad Richison

Name: Chad Richison

Title: Chief Executive Officer

Ernest Group, Inc.

By: /s/ Chad Richison

Name: Chad Richison

Title: President

The Ruby Group, Inc.

By: /s/ Chad Richison

Name: Chad Richison

Title: President

/s/ Jeffrey D. York

Jeffrey D. York